Exhibit 16.1
Letter to Kingery, Crouse & Hohl P.A., dated September 17, 2001


                         TotalSeek.Com, Inc.
                   1422 Chestnut Street, Suite #410
                   Philadelphia, Pennsylvania 19102
                     Tel: (215) 569-9176 Ext. 11
                         Fax: (215) 569-4710



VIA FACSIMILE:  (813) 874-1292

September 17, 2001

Attn: Chuck Crouse
Kingery, Crouse & Hohl P.A
4350 W. Cypress St., Ste. 275
Tampa, Florida 33607

RE:  Urag Corp. (a wholly owned subsidiary of TotalSeek.Com, Inc.)

Dear Mr. Crouse:

We regret to inform you that we have appointed Stark Winter Schenkein & Co., LLP, for purposes of our SEC accounting. In this connection, we are required to file a Form 8-K with the SEC and to include a letter from your firm agreeing with the contents of the Form 8-K or stating reasons you believe it not to be accurate.

I am enclosing a copy of the Form 8-K, which we intend to file with the SEC. I am requesting that you provide a letter to accompany that filing as required by the regulations. I am enclosing a proposed letter from your firm, if you agree with it.

I would appreciate receiving your signed letter as soon as possible by fax. If you have any questions, please feel free to telephone me to discuss it.

Very truly yours,


/s/ William Tay
------------------------------
William Tay
President and Chief Executive Officer